Exhibit 99.1

LEADING PROXY ADVISORY FIRM ISS RECOMMENDS ATHIRA SHAREHOLDERS “WITHHOLD” SUPPORT FROM INCUMBENT DIRECTORS JOSEPH EDELMAN AND JOHN FLUKE

ISS Would Have Recommended Shareholders “WITHHOLD” For Full Board Due to Classified Board Structure, Calls Board’s Mechanisms for Management Oversight to be “Lacking”, and Highlights Numerous Other Corporate Governance Missteps

Ric Kayne Urges All Athira Shareholders to VOTE “FOR” Ric Kayne, George Bickerstaff, and Grant Pickering on the BLUE Proxy Card TODAY

NEW YORK – May 5, 2022 – Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”), the nation’s leading independent proxy advisory firm, has recommended that Athira shareholders vote to “WITHHOLD” support for incumbent directors Joseph Edelman and John M. Fluke Jr. in connection with the Company’s upcoming annual meeting of stockholders scheduled for May 19, 2022.

Mr. Kayne urges all Athira shareholders to vote “FOR” Ric Kayne, George Bickerstaff, and Grant Pickering on the BLUE proxy card today. Mr. Pickering, who ISS recommends shareholders vote “FOR”, was a director proposed by Mr. Kayne.

In making its recommendation, ISS noted*:

•
“As noted in last year’s analysis, several charter or bylaw provisions were in place at the time of the company's IPO in September 2020 that fall short of what many investors would consider best governance practice. These provisions include a classified board and a vote requirement of two-thirds of outstanding shares to adopt, amend or repeal the bylaws or certain provisions of the charter. The adverse provisions have not been removed nor are they subject to a sunset requirement. As such, withhold votes would customarily be warranted for the full board.” (Emphasis added)

•
“As members of the governance committee, Edelman and Fluke are directly accountable for the continuing presence of such provisions in the company's governing documents, whether they are standing for re-election in contested or uncontested elections.”

•	“For failing to remove the classified board structure and supermajority vote requirement, shareholders should withhold support from Edelman and Fluke…”
•
“The dissident’s campaign has served to highlight issues relating to a pre-IPO investigation into former CEO Kawas' academic work, which if handled differently, might have mitigated the nearly 40 percent plunge in the company's share price when a second investigation into the same issue was announced in June 2021.” (Emphasis added)

•
“Shareholders should also bear in mind that Fluke is the current board member with principal responsibility for not disclosing the 2015 allegations against Kawas to post-IPO board members and shareholders.”

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“…[S]hareholders can rightly question why the board did not earlier disclose the existence of a risk, the announcement of which to the market would have such a profound, and in their telling not unexpected, effect on shareholder value. Even if Fluke had believed the "appropriate corrective action" to have been taken in 2015 or 2016, as he states, it is difficult to understand why this specific event was not disclosed in the company's two prospectuses and FY2020 10-K.”

•	“The board’s mechanisms for oversight of its executives appear to be lacking as well.”

Ric Kayne stated: “As one of the Company’s largest and longest-tenured shareholders, I believe, after numerous recent missteps by Athira’s Board, change is urgently needed to protect the value of our investment and for the benefit of patients and families afflicted with Alzheimer’s disease. The endless string of poor decisions by Athira’s incumbent directors has caused massive destruction of shareholder value, as ISS noted, and the magnitude and frequency of the mistakes made by the Board in the Company’s brief public existence are staggering.  John Fluke was the Chairman of the Board in 2015 when the allegations against Dr. Kawas were raised, and it was determined they were immaterial.  Yet, in 2021 he did nothing when the identical issues were investigated again as the stock price plunged by 40%.  That, in my view, was reckless.

“I want only what is best for Athira, its shareholders and the scores of Alzheimer’s patients who will benefit if the Company’s management is replaced by leaders who have the knowledge, experience, and leadership ability to properly and actively manage the clinical trials of its potential blockbuster treatment, ATH-1017.  The results of the trials are not binary, because the outcome may depend heavily on how the trials are managed.  Success is only achievable with a capable and competent CEO in place, which Athira does not have currently. In stark contrast to Dr. Mark Litton, I have identified a true world class CEO in Dr. Ronald Krall, former Chief Medical Officer of GlaxoSmithKline, who could actively oversee the Company’s ongoing clinical trials and give ATH-1017 its best chance to succeed.  Dr. Krall has overseen 20 drugs through development and FDA approval, and he has managed a budget of over $1.5 billion.   It is unconscionable that the Board continues to allow Dr. Litton, who has no clinical trial experience and who falsified his academic credentials in SEC filings, to lead Athira’s management team at this crucial time.  Time is of the essence given that Athira’s lead trial clinician left the Company in February 2022 after her dissatisfaction with Dr. Litton.”

“ISS has now recommended that Athira shareholders WITHHOLD support for current directors Joseph Edelman and John Fluke, a strong rebuke of the incumbent Board.  While it is disappointing that ISS did not recommend that shareholders vote on the BLUE proxy card, I am confident that Athira’s shareholders recognize that change is urgently needed, and that George and I are best positioned to effect that change immediately. ISS rightly notes that, as members of the Board’s nominating and governance committee, Edelman and Fluke are tasked with initiating corporate governance changes yet have flouted principles of good governance by failing to remove the classified board structure and supermajority vote requirement to the detriment of Athira shareholders. I urge all Athira shareholders to vote the BLUE proxy card to install much needed oversight and accountability in Athira’s boardroom.”

*Ric Kayne has neither sought nor obtained consent from ISS to use previously published information in this press release.

Additional materials and information regarding Ric Kayne’s case for change may be found at: www.SaveAthira.com.

Vote for restoring credibility and building value at Athira. Please vote TODAY by signing, dating and returning your BLUE proxy card.

Please vote your BLUE proxy card TODAY.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by signing, dating and returning the BLUE proxy card.
Simply follow the easy instructions on the BLUE proxy card.

If you have questions about how to vote your shares, please contact:

HARKINS KOVLER, LLC
Shareholders Call Toll-Free: +1 (800) 339-9883
Banks and Brokers Call Collect: +1 (212) 468-5380
Email: ATHA@HarkinsKovler.com

REMEMBER:
Please simply discard any WHITE proxy card that you may receive from Athira. Returning a WHITE proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Ric Kayne’s BLUE proxy card.

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

Disclaimer

The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company. The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants.” The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions. The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.

The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. The solicitation materials do not constitute a recommendation to purchase or sell any security. Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company. It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

The solicitation materials may contain links to articles and/or videos (collectively, “Media”). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.

The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.

Additional Information

On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170